SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549



                              FORM 8-K

                           CURRENT REPORT



               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)     August 26, 1997



                    BANYAN STRATEGIC REALTY TRUST
       (Exact name of Registrant as specified in its charter)


  Massachusetts                0-15465                36-3375345
(State of or other        (Commission File        (I.R.S. Employer
  jurisdiction of              Number)              Identification
  incorporation)                                       Number)




150 South Wacker Drive, Suite 2900, Chicago, IL          60606
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code   (312) 553-9800


This document consists of 4 pages.

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS.

     On July 30, 1997, Banyan Strategic Realty Trust (The "Trust") acquired a 100% ownership interest in a multi-tenant office building known as Southlake Corporate Center. On August 26, 1997, the Trust acquired 100% ownership interests in two separate multi-tenant office projects known as University Square Business Center and Technology Center.

SOUTHLAKE CORPORATE CENTER

     The Southlake Corporate Center property is a three-story office building located in Morrow, Georgia (approximately 20 miles south of Atlanta). The property contains approximately 56,200 square feet of gross leasable area, was constructed in 1989 and is situated on approximately three acres of land. The Southlake Corporate Center property was acquired for a purchase price of $4,450,000 and the Trust assumed liabilities at acquisition of approximately $35,000. The acquisition price was funded by a draw on the Trust's line of credit with American National Bank and Trust Company of Chicago ("ANB").

     The Southlake Corporate Center property was 100% occupied with sixteen tenants upon acquisition and remains fully occupied as of August 31, 1997. Two tenants occupy over 5,000 square feet of office space each, representing approximately 36% of the total gross leasable area of the building. The Georgia Department of Revenue, which operates a State of Georgia tax processing center, occupies approximately 10,700 square feet of gross leasable area pursuant to a lease which expires on June 30, 2001. Lassiter Properties, a property management and real estate investment firm, occupies approximately 9,500 square feet of gross leasable area pursuant to a lease which expires on August 31, 2002.

     The Southlake Corporate Center's day-to-day operations are managed by Brannen Goddard Company which receives a management fee each month equal to 3.25% of rent collected at the property for these management services. The term of the management agreement is for one year, cancelable upon 30 days written notice and is renewable for additional terms of one year at the Trust's option.

UNIVERSITY SQUARE BUSINESS CENTER

     The University Square Business Center property (the "University
Square property") is located in Huntsville, Alabama and consists of six one-story buildings totaling approximately 184,700 square feet of gross leasable area, was constructed from 1984 through 1987 and is situated on approximately nineteen acres of land. The University Square property was acquired by the Trust for a purchase price of $7.3 million and the Trust assumed approximately $131,000 of trade liabilities at acquisition. In addition, at acquisition, the Trust assumed an existing mortgage loan with an outstanding principal balance of approximately $4,963,000. The mortgage loan matures in January 2007, bears interest at a fixed rate of 8.89% per annum and requires monthly payments of principal based upon a twenty-five year amortization schedule with a balloon payment of approximately $3,989,000 due upon maturity. There is no prepayment penalty for any unscheduled principal payments on the mortgage loan prior to December 18, 2001. For the period from December 18, 2001 to June 30, 2006 there is a prepayment penalty equal to the greater of 1% or the current treasury yield calculated on the outstanding principal balance. There is no prepayment penalty for the period July 1, 2006 to January 1, 2007. The balance of the acquisition funding was provided by a draw upon the Trust's line of credit with ANB.

     The University Square property was 91% occupied with 57 tenants upon acquisition. There are nine tenants which occupy over 5,000 square feet of gross leasable area each, representing approximately 43% of the total space of the building.

     The University Square Property's day-to-day operations are managed by InterSouth Properties which will receive a management fee each month equal to 4% of rent collected at the property for these management services. The term of the management agreement is for one year, cancelable upon 30 days written notice and is renewable for additional terms of one year at the Trust's option.

TECHNOLOGY CENTER

The Technology Center property is located in Huntsville, Alabama and is a three-story office building consisting of approximately 48,500 square feet of gross leasable area. The Technology Center property was constructed in 1990 and is situated on approximately three acres of land. The Technology Center property was acquired for a purchase price of $2.5 million. The acquisition price was funded as a draw on the Trust's line of credit with ANB.

The Technology Center property was 100% occupied at acquisition and is leased to two tenants. Nichols Research Corporation, which specializes in defense technology, occupies approximately 31,500 square feet of gross leasable area pursuant to a lease which expires in January 1999. MCBA Systems, a computer systems firm, occupies the remaining 17,000 square feet of gross leasable area pursuant to a lease which expires in February 2000.

The Technology Center property is subject to a ground lease from the Industrial Development Board of the City of Huntsville. There are no rental payments due under the lease agreement through 2002. The lease provides for a purchase option on January 1, 2003 for approximately $50,000. Real estate taxes are abated during the term of the lease.

The Technology Center's day-to-day operations are managed by Harbert Realty Services of Alabama, Inc. which will receive a management fee each month equal to 5% of rent collected at the property for these management services. The term of the management agreement is for one year, cancelable upon 30 days written notice and is renewable for additional terms of one year at the Trust's option.


ITEM 7.    STATEMENTS AND EXHIBITS.

     The Trust is currently unable to provide the financial statements and pro forma financial information as part of this report as required under
Item 7 Financial Statements, Pro Forma Financial Information and Exhibits
(a)(b) of Form 8-K as of the date hereof.   As of the date of this filing,
the Trust's independent accountants had not completed the audits of the 1996 and 1997 operating results of the properties on which the Trust bases its pro forma operating estimates. The Trust currently anticipates completion of the audit and filing of all required financial statements and pro forma financial information for the properties within sixty days of the date of this report.

                             SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 10, 1997             BANYAN STRATEGIC REALTY TRUST
                                      (Registrant)




                                 By:  /s/ Joel L. Teglia
                                      Vice President,
                                      Chief Financial and
                                      Accounting Officer